EXHIBIT 10.1


                             SETTLEMENT AGREEMENT





THIS SETTLEMENT AGREEMENT is made as of September 12, 2003 by and between Andritz AG, ("AG"),Andritz Selas S.A.S., a French societe par actions simplifiee (formerly known as Andritz Acquisition S.A.A.( "Andritz") and Selas Corporation of America, a Pennsylvania corporation ("SCA").



WHEREAS


A. AG, Andritz and SCA entered into an Asset and Share Purchase Agreement dated as of October 11, 2002 (the "Purchase Agreement") by and between AG, Andritz, SCA and Selas S.A.S., a French societe par actions simplifiee ("SAS"). SCA and SAS are sometimes referred to, collectively, as "Sellers."


B. SCA's and Selas's liability to Andritz under the Purchase Agreement is joint and several pursuant to Section 10.15 of the Purchase Agreement.


C.    Andritz has claims  against SCA under  Sections  2.12,  5.12 and Section
      5.14 of the Purchase  Agreement as described in Paragraphs  1.1, 1.2 and
      1.3 of this Settlement Agreement (the "Claims").


D. AG, Andritz and SCA desire to settle the Claims and certain other claims it may have under the Purchase Agreement.


E. Terms used in this Settlement Agreement and not defined herein shall have the meaning specified in the Purchase Agreement.


F.    SAS  has  been  put  into   Administration   ("placee  en   redressement
      judiciaire") by judgment of the Commercial court of Nanterre on August 7, 2003.


      FOR GOOD AND VALUABLE CONSIDERATION AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN, AG, ANDRITZ AND SCA AGREE AS FOLLOWS:


1.1 The Adjusted Net Asset Value of SAS is Negative Four Hundred SeventyThousand Euro (-E470,000) pursuant to Section 2.12(e)(ii) of the Purchase Agreement. Pursuant to Section 10.15 of the Purchase Agreement, SCA is jointly and severally liable for this amount with SAS.


1.2 Pursuant to Section 5.14 of the Purchase Agreement, SAS has received cash payments to date relating to Assets on the Value Date Balance Sheet totalling E420,000. Pursuant to Section 10.15 of the Purchase Agreement, SCA is jointly and severally liable for this amount with SAS.


1.3. Andritz has not received any payment on the ILVA Receivable and Sellers owe Andritz the principal sum of One Million Two Hundred Ninety Thousand Euro (E1,290,000) pursuant to Section 5.12 of the Purchase Agreement. Pursuant to Section 10.15 of the Purchase Agreement, SCA is jointly and severally liable for this amount with SAS.





2. In full satisfaction of the Claims, SCA agrees to pay Andritz the sum of Two Million One Hundred Eighty Thousand Euro E2,180,000 )(the "Settlement Amount"). Andritz acknowledges the receipt of $400,000 of the Settlement Amount on or before the date hereof.


3. The Settlement Amount shall accrue interest at the rate of three-month E LIBOR in effect from time to time commencing on September 1, 2003 until the Settlement Amount and all such accrued interest is fully paid.


4. For and in consideration of the mutual promises and agreements set forth herein:


      (a)   AG  and  Andritz  do  each  hereby  remise,  release  and  forever discharge SCA, its subsidiaries (other than SAS), affiliates (other than SAS), and their respective officers, agents, servants, employees, successors, assigns, heirs, executors and administrators (the "SCA Releasees") of and from all and all manner of actions and causes of action, liabilities, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands which against said SCA Releasees, AG and/or Andritz ever had, now has, or which any of their respective successors or assigns or any of them hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever arising in connection only with: (i) Sections 2.12 and
            5.12 of the Purchase Agreement; (ii) claims which AG and/or Andritz have as of the date hereof under Section 5.14 of the Purchase Agreement; and (iii) claims involving a breach of any of the representations and warranties set forth in Sections 3.6, 3.8, or 3.9 of the Purchase Agreement or any other representation and warranty in Section 3 of the Purchase Agreement to the extent based on the subject matter of the Claims (including any related claim for indemnity under section 9.2(a).


      (b) SCA hereby remises, releases and forever discharges AG and Andritz, their subsidiaries, affiliates, and their respective officers, agents, servants, employees, successors, assigns, heirs, executors and administrators (the "Andritz Releasees") of and from all and all manner of actions and causes of action, liabilities, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands which against said Andritz Releasees, SCA ever had, now has, or which any of their respective successors or assigns or any of them hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever arising in connection only with Sections 2.12 and 5.12 of the Purchase Agreement and claims which SCA have as of the date hereof under Section 5.14 of the Settlement Agreement. SCA hereby indemnifies Andritz for any claims made by or on behalf of SAS under Section 2.12, 5.12 or (with respect to claims existing as of the date hereof), 5.14 of the Purchase Agreement based upon the subject matter of this Settlement Agreement.


5.    SCA shall pay the Settlement Amount as follows:


      Due Date                Amount Due


      Paid                    E400,000


      October 1, 2003         E100,000


      November 1, 2003        E100,000


      December 1, 2003        E100,000


      January 1, 2004         E100,000


      February 1, 2004        E100,000


      March 1, 2004           E100,000


      April 1, 2004           E100,000


      May 1, 2004             E100,000


      June 1, 2004            E100,000


      July 1, 2004            E100,000


      August 1, 2004          E100,000


      September 1, 2004       E100,000


      October 1, 2004         E100,000


      November 1, 2004        E100,000


      December 1, 2004        E100,000


      January 1, 2005         E100,000


      February 1, 2005        E100,000


      March 1, 2005           E 80,000  together  with all  accrued  but
                                        unpaid interest





      The first E1,290,000 in payments made on the Settlement Amount shall be considered to have been made in respect of Andritz's claim against Selas under Section 5.12 of the Purchase Agreement in connection with the ILVA Receivables.


      If banks are not open for business in New York or Paris on any of the dates set forth above, any payment due on such date shall be due on the next business day in New York and Paris.


6. In the event of any default in payment to Andritz of all or any portion of the Settlement Amount on the due dates as set forth in Paragraph 5 hereof, whether in terms of the timing for any such payment or the amount actually paid, and failure by SCA to cure such default within 3 business days of the date of receipt of notice of such default, Andritz shall be entitled to declare by notice in writing to SCA that the balance of the Settlement Amount and all accrued interest is immediately due and payable ("Acceleration Notice"). The Acceleration Notice shall contain a certificate by Andritz of the balance of the Settlement Amount outstanding as at the date of such notice and such certificate shall absent manifest error be conclusive as to the amount then due and owing. Upon receipt of an Acceleration Notice, SCA shall pay the amount therein set out to Andritz within three business days of the date of receipt of the Acceleration Notice. Upon the delivery of an Acceleration Notice, the unpaid Settlement Amount shall accrue interest at the rate set forth in Paragraph 7 hereof.


7. Any portion of the Settlement Amount owing by SCA hereunder and not timely paid, including for the avoidance of doubt the full sum due hereunder in the event of an acceleration pursuant to Paragraph 6 hereof, shall accrue interest at the rate equal to the sum of one-month EURIBOR, as in effect from time to time and 4%.


8. Nothing in this Settlement Agreement shall be deemed to waive or prejudice Andritz's independent claims against SAS under Sections 2.12,
      5.12 and 5.14 of the Purchase Agreement (the "SAS Claims") or any claim or right SCA may have against SAS. Andritz shall file proofs of claim against SAS with the Commercial court of Nanterre with respect to Claims arising under Section 2.12 and 5.14 of the Purchase Agreement and shall use good faith efforts to pursue such proofs of claim. Andritz shall: (a) keep SCA informed as to the status of the SAS Claims, and (b) promptly forward copies of all correspondence and other communications received with respect to the SAS Claims or the bankruptcy proceedings to SCA subject to any confidentiality obligations Andritz may be under. Any amounts Andritz receives from SAS in connection with such SAS Claims shall be fully credited against the outstanding Settlement Amount by application against the instalments set forth in Paragraph 5 in reverse chronological order. No judgment or declaration in the French bankruptcy proceedings shall have any impact on Andritz's rights against SCA hereunder. SCA shall be subrogated to Andritz's rights in respect of the SAS Claims once Andritz has received the entire Settlement Amount together with interest owing hereunder.





9. Andritz has informed VAI Clecim that it is the owner of the ILVA receivable and that all payments thereof should be made to Andritz. Andritz shall use its good faith efforts to collect the ILVA Receivable, provided that Andritz shall not be obligated to perform any work on the project to which the ILVA Receivable relates. From time to time hereafter, Andritz shall make inquiries as appropriate of ILVA or VAI Clecim as to any Project Work (as defined below) and shall inform and discuss with SCA as to such work and the status of its efforts to collect the ILVA Receivable. AG and Andritz shall not, directly or indirectly through another person or entity, undertake any Project Work without conferring with SCA in advance. In event that Andritz, in its sole and absolute discretion, undertakes any work that is within the scope of the ILVA Order (other than work performed pursuant to Section 5.2(b) of the Purchase Agreement) ("Project Work"), SCA shall receive a credit against the Settlement Amount equal to the total amount paid to Andritz in connection with the Project Work minus 115% of Andritz's Direct Costs (including labor and overhead at its current rate) incurred in performing the Project Work. For the avoidance of doubt, Project Work includes punch list items, work relating to the addition of a movable cooler, work relating to modifying gas lines, and other remedial work relating to the ILVA Order. Andritz shall not settle or compromise the ILVA Receivable without the prior written consent of SCA, which consent shall not unreasonably be withheld or delayed. Any amounts Andritz receives in connection with the ILVA Receivable (whether from SAS or ILVA) shall be fully credited against the outstanding Settlement Amount by application against the instalments set forth in Paragraph 5 in reverse chronological order. The ILVA Receivable shall not be considered repurchased by SCA pursuant to
      Section 5.12 of the Purchase Agreement until Andritz has received the entire Settlement Amount together with interest owing hereunder, at which point Andritz shall transfer title of the then unpaid ILVA Receivable to SCA.


10. Andritz shall notify SCA promptly in writing of any moneys it recovers pursuant to Paragraphs 8 or 9. Such notice shall contain a certificate of the amounts credited against the Settlement Amount and the calculation of the outstanding Settlement Amount. In the event that the aggregate amount that Andritz receives from SCA, SAS and/or ILVA exceeds the Settlement Amount (excluding the Andritz Bonus, if any), such excess amount shall be promptly paid to SCA.


11.   Intentionally Omitted.


12. This Settlement Agreement will be governed by the laws of the state of New York without regard to conflicts of laws principles.


13. Each party to this Settlement Agreement represents and warrants that the person(s) executing this Settlement Agreement on behalf of that respective party has actual authority to execute this Settlement Agreement and thereby bind that party.


14. This Settlement Agreement represents the entire and integrated agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, representations or agreements either written or oral with respect to the subject matter hereof. Except as modified herein, the Purchase Agreement and the Andritz License Agreement shall remain in full force and effect in accordance with their respective terms.


15. Each of AG, Andritz and SCA hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, for any actions, suits, or proceedings arising out of or relating to this Settlement Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by registered mail to AG's, Andritz's address or SCA's address, as the case may be, set forth below shall be effective service of process of any action, suit or proceeding brought against AG, Andritz or SCA, as the case may be, in any such court. Each of AG, Andritz and SCA hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Settlement Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.


16. By signing this Settlement Agreement and by consenting to jurisdiction in the state and federal courts in the State of New York for the limited and specific purpose of resolving disputes under this Settlement Agreement pursuant to this Paragraph 16 hereof, AG and Andritz are not and do not intend to transact business directly in the United States or the State of New York and are not consenting to the general jurisdiction of any federal or state court in the United States. This Settlement Agreement may not, without AG's and Andritz's prior written consent, be relied on in any manner or for any purpose by any person other than SCA.


17. All notices and other communications under this Settlement Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a governmental postal service or internationally recognized delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

      If to SCA:

      Selas Corporation of America
      Arden Hills Office
      1260 Red Fox Road
      Arden Mills, MN 55112
      Attention:  Robert F. Gallagher, Chief Financial Officer
      Tel: +1 651-604-9638
      Fax: +1 651-636-3682

      With a copy to:

      Blank Rome LLP
      One Logan Square
      Philadelphia, PA 19103
      Attention:  Francis E. Dehel, Esq.
      Tel:  +1 215-569-5532
      Fax:  +1 215-832-5532

      If to AG or Andritz

      Andritz AG
      Statteggerstrasse A-8045
      Graz, Austria
      Attention: Dr. Wolfgang Leitner, Chief Executive Officer
      Tel: +43 316 6902 2400
      Fax:  +43 316 6902 425

      With a copy to:

      Andritz (USA) Inc.
      10745 Westside Parkway
      Alpharetta, GA 30004
      Attention:  David W. Bumsted, Group General Counsel
      Tel:  +1 770-640-2590
      Fax:  +1 770-640-2598l

18. All payments to Andritz under this Settlement Agreement shall be made in EURO (E) by wire transfer of immediately available funds to the following bank account or such other bank account as Andritz may from time to time notify SCA:


      Bank name and address  SOCIETE GENERALE  Orleans
      BIC(Swift)-Code SOGEFRPP
      Account name  ANDRITZ SELAS S.A.S.
      Account no./IBAN  FR76 30003 01540 00020915640 84



19. This Settlement Agreement may be executed in more than one counterpart. Once the signature of each of the signatories set forth below has been affixed to one or more counterpart, this Agreement shall be deemed fully executed as if all the signatures were contained on a single document.





      ANDRITZ SELAS S.A.S.                SELAS CORPORATION OF AMERICA


      By________________________          By________________________





      By________________________





      ANDRITZ AG.


      By________________________





      By________________________